UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
 Current Report

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

November 30, 2006

Date of Report (Date of earliest event reported)

BB&T Corporation
 (Exact name of registrant as specified in its charter)

Commission file number : 1-10853

North Carolina	56-0939887
(State of incorporation)	(I.R.S. Employer Identification No.)

200 West Second Street
Winston-Salem, North Carolina	27101
(Address of principal executive offices)	(Zip Code)

(336) 733-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01   Other Events

          BB&T has an established Market Risk and Liquidity Committee (“MRLC”), which meets regularly to review BB&T’s interest rate risk and liquidity positions in relation to present and prospective market and business conditions, and adopts funding and balance sheet management strategies that are intended to ensure that the potential impact on earnings and liquidity of fluctuations in interest rates is within internal policy guidelines. During the fourth quarter, the MRLC performed a review of BB&T’s securities portfolio in response to changing market conditions and the expected consolidation of BB&T’s three subsidiary banks with the following specific goals:

•	Evaluate the portfolio’s position and projected performance based upon the expected economic environment,

•	Evaluate overall portfolio sector allocations, and

•	Consider opportunities to achieve greater portfolio efficiencies due to the consolidation of the three bank charters.

          As a result of this review, management has restructured a portion of BB&T’s securities portfolio. The restructuring resulted in the sale of approximately $2.5 billion of securities available for sale at an aggregate pre-tax loss of approximately $75 million, or $.09 per diluted share on an after-tax basis. The $75 million pre-tax loss is expected to be substantially recovered by the end of 2007 through higher net interest income. BB&T has replaced substantially all of the assets sold with higher-yielding securities.

          The resulting net realized losses on the sale of securities were previously reflected as net unrealized losses within accumulated other comprehensive income (loss) in the shareholders’ equity section of BB&T’s Consolidated Balance Sheet. Accordingly, total shareholders’ equity is not expected to change as a result of these actions.

S  I  G  N  A  T  U  R  E

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                BB&T CORPORATION
                                                                                (Registrant)

                                                                                By: /S/ EDWARD D. VEST

                                                                                Edward D. Vest
                                                                                Executive Vice President and Corporate Controller
                                                                                (Principal Accounting Officer)

Date:       December 1, 2006